BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2009 ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.6(d)

BRIGGS & STRATTON CORPORATION

INCENTIVE COMPENSATION PLAN

STOCK OPTION AGREEMENT

BRIGGS & STRATTON CORPORATION

INCENTIVE COMPENSATION PLAN

STOCK OPTION AGREEMENT

Optionee:	«Name»
No. of Shares:	«Number»
Date of Grant:	August
Expiration Date:	August
Exercise Price:	$

BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby grants to the above-named employee (the “Optionee”) under The Briggs & Stratton Corporation Incentive Compensation Plan (the “Plan”) a stock option to purchase from the Company during the period commencing (except as otherwise provided herein) on August             and ending (except as otherwise provided herein) on the expiration date set forth above (the “option term”) up to but not exceeding in the aggregate the number of shares set forth above of the Common Stock, $0.01 par value, of the Company (“Common Stock”) at the price per share set forth above, all in accordance with and subject to the following terms and conditions:

1. No shares subject to this option may be purchased before August             . On such date and from time to time thereafter, the shares subject to this option may be purchased during the option term. If the Optionee’s employment is terminated for any reason prior to August             , then, unless otherwise determined by (or pursuant to authority granted by) the Compensation Committee (the “Committee”) of the Board of Directors of the Company, this option shall not be exercisable.

2. If the effective date of retirement of the Optionee is before August             , the Optionee may make application (at least one month prior to retirement) to the Committee for this option to become exercisable on such effective date. Such application may be denied or granted in whole or in part.

The following additional provisions shall apply with respect to the exercise of the option following termination of employment: (i) In the event that the Optionee’s employment shall be terminated by reason of death before the option is exercisable, the option may thereafter be exercised for a period of one year from the date of death. (ii) In the event that the Optionee’s employment shall be terminated by reason of Disability or Retirement, the option shall remain in effect in accordance with its terms, except that (x) the Committee may accelerate the date on which the option may first be exercised, (y) if the Optionee dies within three years of such termination of employment, the unexercised portion of any remaining option shall be exercisable immediately for a period of one year from the date of death of the Optionee, and (z) in no event may any option be exercised more than three years after the date of termination of employment or the expiration of the original option term, whichever period is shorter. (iii) In the event that an Optionee’s employment is terminated for any other reason, no shares may be purchased after the date of termination of employment; except that the option, to the extent then exercisable, may be exercised for the balance of the option term. However, nothing in (i), (ii) or (iii) above shall permit the purchase of any shares after the expiration date set forth above. The Optionee’s employment shall be deemed to be terminated when he or she is no longer employed by (i) the Company, a subsidiary or an affiliate thereof, or (ii) a corporation, or a parent or subsidiary thereof, substituting a new option for the option granted by this Agreement (or assuming the option granted by this Agreement) by reason of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation. Leaves of absence shall not constitute termination of employment.

Notwithstanding anything in the foregoing to the contrary, to the extent permitted under Section 422 of the Code, if the Optionee’s employment is terminated by reason of death, Disability or Retirement and the portion of this option that is otherwise exercisable during the post-termination period as provided above is greater than the portion that is exercisable as an incentive stock option during such post-termination period under Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Optionee to exercise this option either as an incentive stock option or, if exercised after the expiration periods that apply for purposes of Section 422, as a non-qualified stock option.

3.1. Non-Competition During Employment. The Optionee agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

3.2. Non-Competition After Employment. The Optionee agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Employee had contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Optionee and does not deprive optionee of legitimate competitive opportunities to which he/she is entitled.

3.3. Impairment of Company’s Relationships. The optionee further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Optionee attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

3.4. Non-Disclosure of Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Optionee during the period of the Optionee’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:

(1) at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Optionee or (ii) no breach of this Agreement by Optionee;

(2) in the possession of the Optionee prior to disclosure thereof by the Company as evidenced by written records of the Optionee prepared prior to the date of disclosure of such information to the Optionee;

(3) independently developed by the Optionee without the benefit of any of the Confidential Information as evidenced by the written records of the Optionee prepared to the date of disclosure of such information to the Optionee; or

(4) disclosed to Optionee by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b) Trade Secrets. The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c) Disclosure of Confidential Information. Except as required in the performance of his or her duties of employment, and for a period of two (2) years following the termination of his or her employment with the Company, Optionee shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d) Disclosure of Trade Secrets. Optionee shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

3.5. Waiver of Unintended Effects. It is not the purpose of the Agreement to preclude Optionee from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Optionee wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Optionee believes it will not pose a competitive threat to the Company, Optionee agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Optionee’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

3.6. Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

4. If the Committee determines that the Optionee has breached any of the obligations stated in section 3 of the Agreement, the Optionee shall forfeit any outstanding option that has not yet been exercised. If the Committee determines that there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons, the Company may recover all or any portion of the gain the Optionee realized by exercising an option within twelve (12) months after the restated Plan Year.

5. Exercise of this option shall occur on the date (the “Date of Exercise”) the Company receives at its principal executive offices (i) a written notice (the “Notice of Exercise”) specifying the number of shares to be purchased, and (ii) payment by certified check, cashier’s check or confirmation of a wire transfer for the purchase price for such shares. In lieu of such payment by certified check, cashier’s check or wire transfer, the Optionee may tender to the Company (i) outstanding shares of Common Stock, having a Fair Market Value, determined on the Date of Exercise, equal to the purchase price for the number of shares being purchased, or (ii) a combination of shares of outstanding Common Stock, as described above, so valued and payment as aforesaid which equals said purchase price, together, in each case, with payment of any applicable stock transfer tax. If the Fair Market Value, as so determined, of the shares tendered to the Company shall exceed the purchase price applicable to the number of shares being purchased, an appropriate cash adjustment will be made by the Company for any fractional share remaining. The Company will not deliver shares of Common Stock being purchased upon any exercise of this option unless it has received an acceptable form of payment for all applicable withholding taxes or arrangements satisfactory to the Company for the payment thereof have been made. Withholding taxes may be paid with outstanding shares of Common Stock (including Common Stock delivered upon exercise of this option), such Common Stock being valued at Fair Market Value on Date of Exercise. The Optionee shall have no rights as a stockholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares.

6. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee or by the guardian or legal representative of the Optionee.

7. The terms and provisions of this Agreement (including, without limiting the generality of the foregoing, terms and provisions relating to the option price and the number and class of shares subject to this option) shall be subject to appropriate adjustment in the event of any recapitalization, merger, consolidation, disposition of property or stock, separation, reorganization, stock dividend, issuance of rights, combination or split-up or exchange of shares, or the like.

8. Whenever the word “Optionee” is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person or persons.

9. The terms and provisions of the Plan (a copy of which will be furnished to the Optionee upon written request to the Briggs & Stratton Corporation, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222) are incorporated herein by reference. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

IN WITNESS WHEREOF, this Incentive Stock Option Agreement has been duly executed as of August             .

BRIGGS & STRATTON CORPORATION

By
John S. Shiely
Chairman and
Chief Executive Officer

Date
«Name»